Exhibit 32.0

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of Banc of California, Inc. (“the Company”) that this Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2014 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date: May 9, 2014	By:	/S/ STEVEN A. SUGARMAN
Steven A. Sugarman
President/ Chief Executive Officer

Date: May 9, 2014	By:	/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.
Executive Vice President/ Chief Financial Officer

Date: May 9, 2014	By:	/s/ Nathan Duda
Nathan Duda
Senior Vice President/ Chief Accounting Officer